Exhibit 10.45

STOCK OPTION AGREEMENT

IMMTECH PHARMACEUTICALS INC.

2000 STOCK INCENTIVE PLAN

THIS AGREEMENT dated this _____ day of __________ (the “Grant Date”) by and between Immtech Pharmaceuticals Inc. (the “Company”) and __________ (the “Optionee”)

WITNESSETH THAT:

WHEREAS, the Company maintains the Immtech Pharmaceuticals Inc. 2000 Stock Incentive Plan (the “Plan”) for the benefit of employees and other persons providing significant services to the Company; and

WHEREAS, the Committee charged with administration of the Plan has determined that it is in the best interests of the Company to grant the Optionee an Option under the Plan;

NOW THEREFORE in consideration of the mutual covenants and agreements set forth below, it is hereby agreed by the Corporation and Optionee as follows:

1.            Option Grant. The Optionee is hereby granted an option to purchase _____ shares of Common Stock (the “Option”) at a price of $_____ per share, subject to the terms and conditions of the Plan and this Agreement. Unless the context clearly provides otherwise, the capitalized terms in this Agreement shall have the meaning ascribed to such terms under the Plan. This Option is intended to be a Nonqualified Option.

2.            Vesting. Subject to paragraph 3 below, the shares subject to this Option shall become exercisable in accordance with the following schedule:

# of shares granted
Date	becoming exercisable

[Grant Date]	The shares shall vest over a ____ year period, (i.e.) at the rate of ______% per month at the end of each month with the first month being ________.

3.            Expiration Date. This Option will automatically expire and no longer be exercisable on the earliest to occur of the following:

(a)	ten years from the date of grant;

(b)	if the Optionee’s Termination Date occurs by reason of death, Disability or Retirement, the first anniversary of such Termination Date;

(c)	if the Optionee’s Termination Date occurs for any reason other than death, Disability, Retirement or Cause, the three-month anniversary of the Termination Date; or

(d)	if the Optionee’s Termination Date occurs for Cause, such Termination Date.

Any portion of an Option which is not exercisable on the Optionee’s Termination Date for any reason shall expire on such Termination Date and may not thereafter be exercised. If the Committee determines that the Optionee has disclosed without the written consent of an authorized officer of the Company, to any person not employed by or engaged to render services to the Company or a Subsidiary, any material confidential information of the Company or a Subsidiary, or that the Optionee has engaged in material competition with the Company or any Subsidiary or in any activities otherwise contrary to the best interests of the Company, the Committee may cancel this Option, whether or not vested.

4.            Method of Exercise. An Option may be exercised in whole or part, to the extent then exercisable, by filing a written notice with the Secretary of the Company at its corporate headquarters. Such notice shall specify the number of shares of Common Stock to be purchased and must be accompanied by payment of the exercise price and applicable withholding taxes. Such payment may be paid (i) in cash, (ii) by check, (iii) in the discretion of the Committee, by delivery (or certification of ownership) of Common Stock that has been held by the Optionee at least six months, or (iv) in any other manner then permitted by the Committee. Such exercise shall be conditioned on the Optionee’s execution of such documents or representations as the Committee may reasonably request (including a representation that the Optionee is acquiring the Common Stock for investment).

5.            No Implied Rights. This Agreement does not constitute a contract of employment, and does not give any individual the right to be retained in the employ of the Company as an employee, advisor or otherwise, nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan. This Agreement does not confer upon the Optionee any right as a stockholder of the Company prior to the date on which shares of Common Stock are registered in the Optionee’s name.

6.            Limitations on Distributions. Notwithstanding any other provision of this Agreement, the Company shall have no liability to deliver any shares of Common Stock under this Agreement or make any other distribution of benefits under the Agreement unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

7.            Nontransferability. The Option granted under this Agreement is not transferable except as designated by the Optionee by will or by the laws of descent and distribution. To the extent that the Optionee has the right to exercise this Option, the Option may be exercised during the lifetime of the Optionee by only the Optionee or his or her guardian or legal representative.

8.            Withholding. All distributions and payments under this Agreement are subject to the withholding of all applicable taxes. If permitted by the Committee at the time of exercise, payment of the minimum tax withholding required by law may be made by withholding shares of Common Stock otherwise issuable upon such exercise having a Fair Market Value equal to such minimum withholding tax.

9.            Successors. All obligations of the Company under the Plan and this Agreement, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

10.         Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

11.         Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, and all of which counterparts, when taken together, shall construct one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date above first written.

IMMTECH PHARMACEUTICALS INC.

By_________________________________

OPTIONEE

____________________________________